SECURITIES AND EXCHANGE COMMISSION
                                  Washington, DC  20549

                                           FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


Commission File Number:   0-17582

America First PREP Fund 2 Pension Series Limited Partnership
(Exact name of registrant as specified in its charter)


1004 Farnam Street, Suite 400, Omaha, NE  68102
(Address, including zip code, and telephone number including area code, of registrant's principal executive offices)


Beneficial Unit Certificates ("BUCs") representing assigned limited partnership interests
(Title of each class of securities covered by this Form)


None.
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  		Rule 12g-4(a)(1)(i) 	[ X]        		Rule 12h-3(b)(1)(ii)	[  ]

		  Rule 12g-4(a)(1)(ii)	[  ]        		Rule 12h-3(b)(2)(i) 	[  ]

   	Rule 12g-4(a)(2)(i) 	[  ]	        	Rule 12h-3(b)(2)(ii)	[  ]

  		Rule 12g-4(a)(2)(ii)	[  ]        		Rule 15d-6	         	[  ]

    Rule 12h-3(b)(1)(i) 	[  ]


Approximate number of holders of record as of the certification or notice
date: 	-0-

Pursuant to the requirements of the Securities Exchange Act of 1934, America First Capital Associates Limited Partnership Six, A Delaware limited partnership (the general partner of America First PREP Fund 2 Pension Series Limited Partnership) has caused this certification/notice to be signed on behalf of the Registrant by the undersigned duly authorized person.


Date:   December 27, 1999  	 						AMERICA FIRST CAPITAL ASSOCIATES LIMITED
                                   PARTNERSHIP SIX (the general partner of the
                                   Registrant)

																																			By America	First Mortgage Investments, Inc.,
                                   its general partner



                                  	By   /s/ Stewart Zimmerman
                              							       Stewart Zimmerman, President